Exhibit 99.1

Consolidated Water Receives Limited Notice to Proceed on Hawaii Project and Awarded Record $10.1 Million Municipal Water Treatment Equipment Order in Florida

Limited Notice to Proceed authorizes approximately $6 million for procurement of long-lead equipment for Kalaeloa desalination facility

GEORGE TOWN, Grand Cayman, Cayman Islands, July 22, 2026 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water treatment plants, today announced important progress on its seawater desalination project in Kalaeloa, Hawaii and the receipt of purchase orders totaling approximately $10.1 million for municipal water treatment equipment in Florida.

The company recently received a Limited Notice to Proceed from its client, the Honolulu Board of Water Supply, authorizing the procurement of various long-lead equipment for the Kalaeloa seawater reverse osmosis desalination facility. The Limited Notice to Proceed releases approximately $6 million in project funds, enabling the company to procure critical long-lead equipment.

While the commencement date of construction has still not been established due to permitting delays that are outside the control of both Consolidated Water and the Board of Water Supply, the authorization of early procurement of long-lead equipment clearly demonstrates the Board of Water Supply’s continued commitment to mitigate the potential effect of these delays on the project schedule and position the facility to be completed as soon as practicable.

The Kalaeloa facility is being developed under Consolidated Water’s contract to design, build, operate and maintain a seawater reverse osmosis desalination plant capable of producing 1.7 million gallons of potable water per day. Following commissioning, the company is contracted to operate and maintain the facility for 20 years, with two additional five-year extension options at the client’s discretion.

In a separate development, Consolidated Water recently received purchase orders from a municipality on Florida’s east coast to design, fabricate and deliver nanofiltration membrane water treatment equipment and horizontal cartridge filters valued at approximately $10.1 million.

These purchase orders represent the largest orders secured by the company to date for municipal membrane-based water treatment equipment and for its line of horizontal cartridge filters. Delivery of the equipment is scheduled for November 2027.

“These two developments represent important progress for our services and manufacturing businesses,” said Consolidated Water CEO Rick McTaggart. “The Limited Notice to Proceed reflects our Hawaii client’s continued commitment to advancing the Kalaeloa desalination facility while we manage permitting matters that are outside the control of both parties. Procuring long-lead equipment at this stage should help reduce potential scheduling pressure and enable the project to move forward more efficiently.”

“The $10.1 million in Florida purchase orders further demonstrate the strength and breadth of our manufacturing capabilities,” continued McTaggart. “Securing our largest municipal membrane equipment order and our largest horizontal cartridge filter order to date represents a significant achievement for this business. Together, these developments reinforce our ability to provide advanced water treatment solutions across multiple phases of the water infrastructure value chain, from specialized equipment manufacturing to the design, construction and long-term operation of major treatment facilities.”

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water treatment plants and water distribution systems. The company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment.

For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. This press release contains, or may be deemed to contain, “forward-looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995), including statements regarding the anticipated construction schedule and completion of the Kalaeloa desalination facility; the effect of permitting delays on that schedule; the company’s and the Honolulu Board of Water Supply’s efforts to mitigate those delays; the company’s ability to perform its design, build, operate and maintain obligations with respect to the Kalaeloa facility, including the anticipated 20-year operating term and any exercise of the related extension options; and the company’s ability to design, fabricate and deliver the Florida purchase orders on the anticipated schedule, including by November 2027. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments and clients of the jurisdictions in which it operates, including the Honolulu Board of Water Supply; (iii) the timing and outcome of permitting and other regulatory approvals affecting the Kalaeloa facility; (iv) the company’s ability to procure equipment and perform its contractual obligations on the anticipated timeline and budget, including with respect to the Kalaeloa facility and the Florida purchase orders; (v) changes in demand, consumption levels, operating costs, energy costs, weather, and economic conditions in the jurisdictions in which the company operates; and (vi) various other risks such as economic, operational, and industry-specific risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David W. Sasnett

Executive Vice President and CFO

Tel (954) 509-8200

Email Contact

Investor & Media Contact:

Ron Both or Grant Stude

Encore Investor Relations

Tel (949) 432-7450

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